Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER (212) 455-2000	E-MAIL ADDRESS

November 8, 2013

Affinia Group Inc.

1101 Technology Drive

Ann Arbor, Michigan 48108

Ladies and Gentlemen:

We have acted as counsel to Affinia Group Inc., a Delaware corporation (the “Company”), Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Intermediate Holdings”), and certain subsidiaries of the Company named on Annex I attached hereto (the “Subsidiary Guarantors” and, collectively with Intermediate Holdings, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $250,000,000 aggregate principal amount of 7.750% Senior Notes due 2021 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of April 25, 2013 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company pursuant to the Prospectus included in the Registration Statement in exchange (the “Exchange”) for $250,000,000 aggregate principal amount of its outstanding 7.750% Senior Subordinated Notes due 2021 issued on April 25, 2013.

We have examined the Registration Statement and the Indenture (including the Form of Exchange Security), which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of the severability provisions contained in Sections 110 and 1202 of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law and the Delaware Limited Liability Company Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

ANNEX I

SUBSIDIARY GUARANTORS

Legal Name	State or Other Jurisdiction of Incorporation or Organization
Affinia Group Intermediate Holdings Inc.	Delaware

Affinia Products Corp LLC	Delaware

Affinia Canada GP Corp.	Delaware

Affinia International Holdings Corp.	Delaware

Affinia International Inc.	Delaware

Automotive Brake Company Inc.	Delaware

Wix Filtration Corp LLC	Delaware